[LOGO] AQUARION




                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
                                 APRIL 22, 1997





To The Shareholders:

          The Annual Meeting of Shareholders of Aquarion Company (the "Company") will be held at 9:30 a.m., on Tuesday, April 22, 1997, in the Multi-purpose room (Second Floor), People's Bank, Bridgeport Center, 850 Main Street, Bridgeport, Connecticut, for the purposes set forth below.

        1.  To elect three directors to Class III of the Board of Directors.

        2. To ratify the selection of Price Waterhouse as the Company's independent public accountants for the coming year.

        3. To amend the Company's Stock Incentive Plan to increase the total shares of Common Stock available for awards.

        4. To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 4, 1997, will be entitled to vote at the meeting.

                                 By Order of the Board of Directors

                                 LARRY L. BINGAMAN
                                 Secretary


--------------------------------------------------------------------------------
 ALL SHAREHOLDERS ARE CORDIALLY INVITED TO THE MEETING.   WHETHER OR NOT YOU
 PLAN TO ATTEND THE MEETING, HOWEVER, PLEASE SIGN AND DATE THE PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING AND VOTE IN PERSON. IF YOU PLAN TO ATTEND, PLEASE CHECK THE BOX PROVIDED ON YOUR PROXY CARD.
--------------------------------------------------------------------------------

                                AQUARION COMPANY
                                835 MAIN STREET
                         BRIDGEPORT, CONNECTICUT  06604

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 22, 1997

          The enclosed Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 22, 1997, and any adjournment thereof.

          Holders of the Common Stock of the Company of record at the close of business on March 4, 1997, are entitled to notice of and to vote at the meeting. On the record date, there were 7,046,382 outstanding shares of Common Stock, which is the only class of capital stock of the Company entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held.

          A proxy may be revoked by a shareholder at any time before it is voted by mailing his or her revocation or a subsequent proxy to the Secretary of the Company at the above address or by filing a written revocation at the meeting with the Secretary of the Company. Each valid proxy will be voted at the meeting, and such vote will be cast in accordance with the shareholder's direction specified in the proxy.

          The cost of soliciting proxies, which will be borne by the Company, is estimated to total $6,500. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Banks, brokerage houses and other custodians, nominees or fiduciaries who hold stock in their names will be requested to solicit proxies from the persons owning such stock. D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, has been retained by the Company to assist in such solicitation.

          The Proxy Statement and Proxy are being mailed to shareholders beginning on March 20, 1997.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES AND BENEFICIAL OWNERSHIP

          The Board of Directors of the Company is divided into three classes. At the Annual Meeting, three directors will be elected to Class III for a three-year term. At the 1998 Annual Meeting of Shareholders, directors will be elected to Class I for a three-year term and at the 1999 Annual Meeting of Shareholders, directors will be elected to Class II for a three-year term. Information with respect to the three nominees proposed for election to Class III and information with respect to the six other directors is set forth below. All nominees have been nominated by the Board of Directors for election as directors. It is intended that the proxies will be voted for the three nominees hereinafter named, all of whom have indicated their willingness to serve if elected, unless otherwise indicated on any proxy. All nominees are presently directors of the Company. In an effort to divide the Class of directors as equally as possible, Mr. Schmidt will resign as a Class I director effective April 22, 1997, and is a nominee for election to Class III at this year's Annual Meeting. In accordance with the retirement policy of the Board, Mr. Eugene D. Jones, a director since 1992, and Mr. William S. Warner, a director since 1956,
are not  candidates for re-election this year.    Each nominee has held the
principal occupation shown for the past five years unless otherwise indicated. Directors are elected by plurality vote. Abstentions and broker non-votes will not have the effect of votes in opposition to a director.

While it is not anticipated that any of the nominees will be unable to serve as a director, if that should occur, the proxies will be voted for such other person or persons as the present Board of Directors shall determine, or the Board of Directors may reduce the number of directors and the number of Class III directors to eliminate the vacancy.


NOMINEES FOR ELECTION AS CLASS III DIRECTORS TO SERVE THREE-YEAR TERMS ENDING
AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS

                                                                                      DIRECTOR
                          AGE                  PRINCIPAL OCCUPATION                     SINCE
                          ---                  --------------------                     -----

GEORGE W. EDWARDS, JR.     57  Chairman of the Board (since October 1996) of              1988
                               the Company.  Chairman of the Board of El
                               Paso Electric Company (since February 1996).
                               Retired President and Chief Executive Officer
                               (1991-May 1995) of Kansas City Southern
                               Railway Co.  Director of Hubbell Incorporated.

G. JACKSON RATCLIFFE       61  Chairman, President and Chief Executive                    1982
                               Officer of  Hubbell Incorporated, a manufacturer
                               of electrical/electronic components and
                               systems.  Director of Praxair, Inc., and Olin
                               Corporation.

RICHARD K. SCHMIDT         52  President and Chief Executive Officer (since               1995
                               October 1995) and formerly Senior Vice
                               President (1993-1995) of the Company.
                               President (1992-1995) and Chief Executive
                               Officer (since 1992) of Industrial and Environ-
                               mental Analysts, Inc., a  subsidiary of the
                               Company.  Formerly President and Chief
                               Operating Officer of Mechanical Technology,
                               Inc. (1984-1992).


CLASS I DIRECTORS WHOSE THREE-YEAR TERMS END AT THE 1998 ANNUAL MEETING OF
SHAREHOLDERS

                          AGE                PRINCIPAL OCCUPATION                       SINCE
                          ---                --------------------                       -----

GEOFFREY ETHERINGTON       68  Chairman and President of Etherington                      1976
                               Industries, a group of six privately held industrial
                               companies.

EDGAR G. HOTARD            53  Director (since 1992) and President of Praxair,            1995
                               Inc., an industrial gases supplier and supplier of
                               metal and ceramic coatings and powders.
                               Director of Iwatani Industrial Gases, Inc.,
                               Osaka, Japan and Dexter Corporation.

JACK E. MCGREGOR           62  Chairman of the Board  (1995-October 1996),                1987
                               President  and Chief Executive Officer
                               (1990-October 1995) of the Company.  Partner,
                               Bridgeport Waterfront Investors, LLC, and
                               Of Counsel, Cohen & Wolf, P.C. (since October
                               1995).  Director of Bay State Gas Company and
                               People's Bank.

CLASS II  DIRECTORS WHOSE THREE-YEAR TERMS END AT THE 1999 ANNUAL MEETING OF
SHAREHOLDERS

                                                                                      DIRECTOR
                          AGE                PRINCIPAL OCCUPATION                       SINCE
                          ---                --------------------                       -----

JANET D. GREENWOOD         53  Partner, Heidrick and Struggles (since 1994);              1988
                               consultant 1992 to 1994.   President Emeritus
                               (since 1991) of the University of Bridgeport.
                               Founding President of the Long Island Sound
                               Foundation.

DONALD M. HALSTED, JR.     70  Independent businessman.  Director of Bancroft             1975
                               Convertible Fund, Inc., and Ellsworth
                               Convertible Growth and  Income Fund, Inc.

JOHN A. URQUHART           68  President, John A. Urquhart Associates, a                  1990
                               management consulting firm (since 1991).  Vice
                               Chairman of Enron Corp. (since 1991).  Director
                               of TECO Energy, Inc., Enron Corp., Hubbell
                               Incorporated and The Weir Group PLC.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table sets forth the number of shares of Common Stock of the Company beneficially owned, directly or indirectly, by each director, by each of the four most highly compensated executive officers, and by all directors and executive officers as a group, as of February 28, 1997:


-------------------------------------------------------------------------------
NAME OF INDIVIDUAL OR                SHARES BENEFICIALLY OWNED      PERCENT OF
NUMBER OF PERSONS IN GROUP        DIRECTLY OR INDIRECTLY (1)(2)(3)  CLASS  (4)
--------------------------        --------------------------------  -----------
-------------------------------------------------------------------------------
George W. Edwards, Jr.                         1,500.00                   *
-------------------------------------------------------------------------------
Geoffrey Etherington                           5,861.55                   *
-------------------------------------------------------------------------------
Janet  D. Greenwood                              200.00                   *
-------------------------------------------------------------------------------
Donald M. Halsted, Jr.                         5,902.00                   *
-------------------------------------------------------------------------------
Edgar G. Hotard                                  512.73                   *
-------------------------------------------------------------------------------
Eugene D. Jones                                  391.54                   *
-------------------------------------------------------------------------------
Jack E. McGregor                             161,141.53                  2.2
-------------------------------------------------------------------------------
G. Jackson Ratcliffe                           4,085.31                   *
-------------------------------------------------------------------------------
Richard K. Schmidt                            48,604.63                   *
-------------------------------------------------------------------------------
John A. Urquhart                                 500.00                   *
-------------------------------------------------------------------------------
William S. Warner                             19,812.00                   0
-------------------------------------------------------------------------------
Larry L. Bingaman                             39,233.38                   *
-------------------------------------------------------------------------------
Janet M. Hansen                               31,939.55                   *
-------------------------------------------------------------------------------
James S. McInerney                            57,641.06                   *
-------------------------------------------------------------------------------
Directors and Officers as a  group           377,325.28                  5.1
-------------------------------------------------------------------------------

(1) Based on reports furnished by the directors and officers. The shares include, in some instances, shares held by the immediate families of directors and officers or entities controlled by directors and officers, the reporting of which is not to be construed as an admission of beneficial ownership. The number of shares includes options to purchase shares that may be acquired within 60 days through the exercise of stock options under the Company's stock option plan as follows: Jack E. McGregor, 152,500 shares; Richard K. Schmidt, 47,166 shares; Larry L. Bingaman, 38,248 shares; Janet M. Hansen, 28,583 shares; James S. McInerney, 55,917 shares; and, directors and executive officers as a group, 322,414 shares. See "Compensation of Directors and Executive Officers" below.

(2) Each of the directors and officers included in the foregoing table has sole voting and investment power as to the shares of Common Stock beneficially owned, directly or indirectly, by him or her, except for the following: (i) as to which such powers are shared, 985.38 shares with respect to Mr. Bingaman, 1,073.25 shares with respect to Mrs. Hansen, and 101.26 shares with respect to Mr. Schmidt; (ii) as to which such powers are held by other people or entities, 546.98 shares with respect to Mr. Etherington, 2,760.81 shares with respect to Mr. McGregor, 18,460 shares with respect to Mr. Warner, 125 shares with respect to Mr. McInerney; and, (iii) as to which there are restrictions as to the disposition of shares, 334 shares with respect to Mr. McInerney.

(3) Does not include share units, each representing one share of Common Stock credited to and held under the Company's deferred compensation program for directors who are not employees of the Company, as discussed below under "Compensation of Directors." As of February 28, 1997, the following stock units have been credited under the deferred compensation program: Mr. Etherington, 20,585.98 units; Dr. Greenwood, 251.55 units; Mr. Hotard,
     251.55 units; Mr. McGregor, 22.16 units; Mr. Ratcliffe, 251.55 units; and, Mr. Urquhart, 251.55 units.

(4) Asterisk denotes percentage of beneficial stock ownership less than one percent of the outstanding Common Stock of the Company.


BOARD OF DIRECTORS MEETINGS

     The Board of Directors held seven meetings during 1996. No director attended fewer than 75 percent of the Board meetings and meetings of those committees of which he or she was a member during 1996.


COMMITTEES OF THE BOARD

     The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, an Environmental and Public Affairs Committee, and a Finance Committee. All members of the Committees are non-employee directors. The Board does not have a standing Nominating Committee, as this function is handled by the full Board. Shareholders desiring to recommend directors should communicate with the Secretary of the Company.


AUDIT COMMITTEE

     The membership of the Audit Committee consisted of Messrs. Hotard, Etherington, Halsted and Dr. Greenwood. The Committee met three times during 1996, each time with representatives of Price Waterhouse, the Company's public accountants, present. The functions of the Audit Committee are to recommend the selection of auditors to the Company's Board of Directors; review the scope of the annual audit; consider specific problems and questions that may arise in the course of the audit; monitor the adequacy of accounting and auditing controls; and, report to the Board of Directors with respect to these matters.

COMPENSATION COMMITTEE

     The membership of the Compensation Committee consisted of Messrs. Ratcliffe, Edwards, Halsted, Jones and Urquhart. The Committee met three times in 1996. The functions of the Committee are to formulate executive compensation policy of the Company; to consult with management with respect thereto and to present recommendations relating thereto to the Board of Directors; to administer the Company's incentive compensation plans; to formulate Company management succession plans; and, to advise the Board of Directors on such matters as the composition of the Board of Directors and its Committees.


ENVIRONMENTAL AND PUBLIC AFFAIRS COMMITTEE

     The membership of the Environmental and Public Affairs Committee consisted of Dr. Greenwood, and Messrs. Edwards, Hotard, Jones, McGregor and Warner. The Committee met twice in 1996. The functions of the Committee are to oversee the Company's policies, practices and procedures as to compliance with environmental laws and regulations; to assist management in formulating plans and programs to develop and enhance public understanding of the Company; to monitor compliance by the Company and its personnel with laws and regulations relating to lobbying and the political process; and, to oversee the Company's community relations programs.

FINANCE COMMITTEE

     The membership of the Finance Committee consisted of Messrs. Urquhart, Etherington, McGregor, Ratcliffe and Warner. The Committee met two times during 1996. The functions of the Finance Committee are to administer the Trust Fund of the Company's retirement plans; to review and monitor the financial planning and financial structure of the Company; and, to render advice, counsel and assistance to the corporate financial officer in the execution of her responsibilities.


COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual retainer of $15,000 plus $750 for each Board meeting and Committee meeting attended. Committee chairmen are paid an additional annual retainer of $3,000. Directors who are employed by the Company receive no additional compensation for their services as directors of the Company. Pursuant to a deferred compensation plan any outside director may defer payment of his or her annual retainer and meeting fees in cash or stock units. Interest equivalents on payments deferred in the form of cash accrued quarterly (and on previously credited interest) at the then prevailing prime rate. Dividend equivalents are paid on the stock units and are converted into additional stock units. The deferred amounts plus interest will be paid to such a director beginning with the calendar year following the termination of his or her service as a director, in either a lump sum or in any number of equal installments as the director elects. Amounts credited to a director's stock unit account shall be paid in the form of one share of Common Stock for each stock unit.

     The Company has a directors' retirement plan related to service as a non-employee director. After five years of such service, a director earns an annual retirement benefit equal to 50 percent of the amount of the annual retainer (the "Annual Retainer"). Annual Retainer fees shall not be considered to the extent that they exceed $10,000. The amount of the retirement benefit earned by a non-employee director increases for each year of service thereafter by an amount equal to ten percent of the Annual Retainer in effect upon the cessation of such director's service on the Board until the director has earned, after ten years of non-employee Board service, an annual retirement benefit equal to the full amount of the Annual Retainer not to exceed $10,000. The Board may from time to time adjust the amount of the annual benefit, and any such adjustment would be applicable to all individuals then receiving retirement benefits under the plan. An annual retirement benefit not to exceed $10,000, subject to Board adjustment, is also payable in the event of death or permanent and total disability after five years as a non-employee director or upon termination as a director in the event of a change in control of the Company. The benefit is payable for the lifetime of the director and thereafter to the director's designated beneficiary, to the extent that the director did not receive retirement benefits for a period at least equal to his or her years of credited service as a non-employee director. Except for death, disability or a change in control of the Company, retirement benefits under the plan do not become payable until age 65 or the later cessation of Board service. Such benefits are unfunded.

     Directors are covered under the Company's group health insurance plans as a supplement to such insurance as may be applicable to the directors from other sources other than Mr. Edwards whose primary coverage, effective February 1, 1997, is the Company's group health insurance plans. In 1996, group health insurance benefits provided to Dr. Greenwood and Messrs. Edwards, Halsted, Jones, Pflieger and Urquhart amounted to $176, $15, $202, $247, $135 and $250, respectively.

     In connection with his retirement as the Company's Chief Executive Officer on January 1, 1990, Mr. Warner entered into an agreement with the Company whereby Mr. Warner rendered consulting services to the Company. The agreement, which expired in 1996, provided for payments of up to $50,000 annually.

     In connection with his retirement as the Company's Chief Executive Officer on October 1, 1995, Mr. McGregor entered into an agreement with the Company whereby Mr. McGregor served as the Company's Chairman and rendered consulting services to the Company. The agreement, which expired effective October 1, 1996, provided for a payment of $175,000.

                             EXECUTIVE COMPENSATION

          The following table presents the compensation provided by the Company to its Chief Executive Officer and the Company's three most highly compensated executive officers for services rendered to the Company in 1994, 1995 and 1996:


                          SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------
                                                                        LONG-TERM
                                                                       COMPENSATION
                                                           ----------------------------------
                               ANNUAL COMPENSATION                  AWARDS
                        ---------------------------------------------------------------------
                                                           RESTRICTED                   ALL
                                                 OTHER       STOCK       SECURITIES    OTHER
                                                 ANNUAL      AWARDS      UNDERLYING    COMP.
                               SALARY   BONUS     COMP.       (1)       OPTIONS/SARS    (2)
                        YEAR    ($)      ($)       ($)        ($)           (#)         ($)
=============================================================================================
                        1996  215,000   77,400                                40,000   10,539
R. K. Schmidt  (3)      ---------------------------------------------------------------------
                        1995  196,516   19,200   121,058                      50,000    7,039
 President and Chief    ---------------------------------------------------------------------
 Executive Officer      1994  165,537   77,390                                22,000    4,620
=============================================================================================
                        1996  175,000   44,100                                20,000   10,215
J. S. McInerney  (4)    ---------------------------------------------------------------------
                        1995  163,000   52,000                                20,000    9,161
President and CEO,      ---------------------------------------------------------------------
  BHC Company           1994  153,252   31,233                                22,000    8,062
=============================================================================================
                        1996  150,000   40,500                                20,000    8,555
J. M. Hansen  (5)       ---------------------------------------------------------------------
                        1995  137,500   40,100                                20,000    7,802
 Executive Vice         ---------------------------------------------------------------------
 President,             1994  128,502   30,000                                13,000    6,655
 CFO and Treasurer
=============================================================================================
                        1996  117,000   21,240                                 5,000    6,179
L. L. Bingaman          ---------------------------------------------------------------------
  Vice President,       1995  113,000   20,300                                 5,000    6,323
  Corporate Relations   ---------------------------------------------------------------------
  and Secretary         1994  112,432   23,165                                11,000    5,755
---------------------------------------------------------------------------------------------

(1) The number and dollar value of shares of previously granted restricted stock held on December 31, 1996, based on a closing price of the Company's Common Stock on December 31, 1996, was: J. S. McInerney--334 shares ($9,310).

(2) The amounts shown for named officers represent the Company's contribution to The Employee Savings and Investment Plan accounts for such officers.

(3) Mr. Schmidt became President and Chief Executive Officer of the Company on October 1, 1995, having served previously as President and Chief Executive Officer of Industrial and Environmental Analysts, Inc. ("IEA"). Mr. Schmidt continues to be Chief Executive Officer of IEA. The amount shown under Other Annual Compensation for 1995 represents Mr. Schmidt's relocation allowances, including reimbursement for taxes.

(4) Mr. McInerney became Chief Executive Officer of BHC Company (formerly "Bridgeport Hydraulic Company") on April 25, 1995, and President of BHC Company on April 23, 1991, having served previously as Chief Operating Officer and Executive Vice President.

(5) Mrs. Hansen became Executive Vice President on October 1, 1995, and Chief Financial Officer of the Company on April 28, 1992, having served previously as Senior Vice President, Chief Financial Officer and Treasurer of the Company.

STOCK OPTIONS

          The following table sets forth information with respect to all options granted to the named executive officers during 1996.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

----------------------------------------------------------------------------------

                                      INDIVIDUAL GRANTS
                       -----------------------------------------------
                         NUMBER        % OF
                           OF         TOTAL
                       SECURITIES   OPTIONS
                       UNDERLYING   GRANTED TO   EXERCISE               GRANT DATE
                        OPTIONS     EMPLOYEES    OR BASE                 PRESENT
                        GRANTED       IN FY       PRICE    EXPIRATION     VALUE
        NAME              (#)         1996        ($/SH)      DATE        ($) (1)
==================================================================================
R. K. Schmidt (2)          40,000      24%         $25.25      12/4/06    $108,840
----------------------------------------------------------------------------------
J. S. McInerney (2)        20,000      12%         $25.25      12/4/06    $ 54,420
----------------------------------------------------------------------------------
J. M. Hansen (2)           20,000      12%         $25.25      12/4/06    $ 54,420
----------------------------------------------------------------------------------
L. L. Bingaman (2)          5,000       3%         $25.25      12/4/06    $ 13,605
----------------------------------------------------------------------------------


 (1) The Black-Scholes option pricing model was used to estimate the options' grant date present value. Assumptions for options granted are as follows:
      17.62% volatility; risk free rate of return of 5.91% based on six-year U.S. Treasury securities; dividend yield of 6.42%, and an estimated period to exercise of 6 years.

 (2) One-third of the stock options granted to the named executive become exercisable on each of the first three anniversaries of the grant date, but may be exercised earlier if there is a change in control of the Company as defined under "Employment Contracts and Termination and Change-in-Control Arrangements" below. The Company has not granted Stock Appreciation Rights.

          The following table sets forth the aggregated 1996 year-end options values. During 1996, no options were exercised by the named officers.


                 AGGREGATED 1996 FISCAL YEAR-END OPTIONS VALUES

-------------------------------------------------------------------------------------------
                    SHARES
                   ACQUIRED               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                      ON        VALUE    UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS AT
                   EXERCISE   REALIZED    OPTIONS AT FY-END (#)     FY-YEAR END ($) (1)
                   ------------------------------------------------------------------------
                                              EXERCISABLE/
      NAME                                   UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
-------------------------------------------------------------------------------------------
R. K. Schmidt             --         --       43,832/80,668            199,828/286,170
-------------------------------------------------------------------------------------------
J. S. McInerney          ---         --       52,583/40,667            157,697/137,832
-------------------------------------------------------------------------------------------
J. M. Hansen             ---         --       26,583/37,667            108,434/126,627
-------------------------------------------------------------------------------------------
L. L. Bingaman            --         --       36,248/12,000            141,758/39,419
-------------------------------------------------------------------------------------------

(1) Market value of underlying securities at year-end, minus the exercise or base price.




RETIREMENT PROGRAM

     Under the Company's qualified retirement plan (the "Pension Plan") and the Supplemental Benefit Plan (the "Supplemental Plan") for certain key executives, an eligible employee will receive a benefit at retirement that is based upon the employee's number of years of credited service and average pensionable compensation (salary in case of the Pension Plan and salary plus annual bonus in case of the Supplemental Plan, in each case as set forth in the Summary Compensation Table) during, in the case of the Pension Plan, the highest five consecutive years of the employee's final ten years of service. The benefits under the Supplemental Plan are not subject to the Internal Revenue Code provisions that limit benefits under the Pension Plan. For a single employee, the benefits are straight life annuity amounts and for a married employee the benefits are 50 percent joint and survivor annuity amounts. As of December 31, 1996, the years of credited service are 5 years for Mr. Schmidt; for Mr. McInerney 26 years; Mrs. Hansen, 21 years; and Mr. Bingaman, 7 years. The following table illustrates for representative average annual pensionable compensation and years of credited service the annual retirement benefit payable to employees under the Plans upon retirement in 1997 at age 65 based on the straight life annuity form of benefit.

                              PENSION PLAN TABLE

----------------------------------------------------------------------------
    FIVE-YEAR AVERAGE                    YEARS OF CREDITED SERVICE
 COMPENSATION RECOGNIZED  --------------------------------------------------
     UNDER THE PLAN           10       15        20        25           30
----------------------------------------------------------------------------
        $120,000           $19,500  $29,250  $ 39,000  $ 48,750     $ 58,500
----------------------------------------------------------------------------
        $180,000           $30,500  $45,750  $ 61,000  $ 76,250     $ 91,500
----------------------------------------------------------------------------
        $240,000           $41,500  $62,250  $ 83,000  $103,750     $124,500
----------------------------------------------------------------------------
        $300,000           $52,500  $78,750  $105,000  $131,250     $157,500
----------------------------------------------------------------------------
        $360,000           $63,500  $95,250  $127,000  $158,750     $190,500
----------------------------------------------------------------------------


EMPLOYMENT CONTRACTS, TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

     Messrs. Schmidt, McInerney, Bingaman and Mrs. Hansen each have an employment agreement with the Company. Mr. Schmidt's agreement, which became effective when he succeeded Mr. McGregor as the Company's Chief Executive Officer on October 1, 1995, has a term of three years. The agreements with Messrs. McInerney, Bingaman and Mrs. Hansen each have a term of two years and are extended monthly for an additional month unless either the Company or the employee elects otherwise, in which event the agreement would expire at the end of the then remaining two-year term. Each agreement provides for the payment of a minimum base salary which is subject to increase by the Board in accordance with the Company's customary compensation practice and for participation by the employee in the Company's benefit plans and programs. The annual base salaries, effective April 1, 1997, for Messrs. Schmidt, McInerney and Mrs. Hansen are $240,000, $185,000 and $160,000, respectively. The annual base salary for Mr. Bingaman effective October 1, 1997, is $125,000.

     In the event of either a material lessening of the employee's responsibilities during the term of the agreement, or assignment or reassignment to another geographic area, or liquidation, dissolution, consolidation, acquisition or merger of the Company (except by a successor corporation of at least equal net worth which assumes the agreement) or a reduction in compensation and benefits, the agreement may be terminated and certain benefits would be provided to the employee. Such benefits would essentially compensate the employee for the salary (subject, in Mr. Schmidt's case, to a limit of 2 times his annual salary, and as to Messrs. McInerney, Bingaman and Mrs. Hansen, to a limit of 1.5 times each person's annual salary), benefits, including the Company's share of contributions which would have been made on behalf of the employee to the Company's Employee Savings and Investment Plan (and the related Supplemental Benefit Plan) and pension rights he or she would have had for the remainder of the primary term of the agreement. Therefore, if any of the events listed above occur and result in a termination toward the end of a non-renewed employment term, the value of such benefits would be minimal, while such a termination earlier in the term of an agreement would, subject to the application of the maximum limits previously specified, result in proportionately greater benefits. At salary levels effective April 1, 1997, the maximum termination benefits relating to the salaries of Messrs. Schmidt, McInerney, Bingaman and Mrs. Hansen would be $480,000, $277,500, $177,000 and $240,000, respectively. Coverage under the Company's health and welfare benefit plans would be extended to these individuals for a period of 24 months after termination under the circumstances previously described.

     Unvested options would become exercisable in the event of a change in control of the Company. For this purpose, a change in control shall be deemed to have occurred in the following circumstances unless the event in question has been approved in advance by the continuing directors: (i) the acquisition by any person or group of 15 percent of the Company's outstanding shares; (ii) the purchase of the Company's outstanding shares under a tender offer or exchange offer; (iii) less than two-thirds of the Company's Board of Directors are continuing directors; (iv) approval of the shareholders of a merger, consolidation, liquidation or dissolution of the Company or the sale of its assets. Continuing directors shall mean members of the Board on the date the plan in question was adopted or who were recommended or elected to the Board by a majority of continuing directors.



                   BOARD OF DIRECTORS COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION


EXECUTIVE COMPENSATION PHILOSOPHY

     The objectives of Aquarion's executive compensation program are to link executive compensation with creation of customer and shareholder value, to attract and to retain qualified executives, and to produce strong financial performance for the benefit of our shareholders while providing a high level of service and value for our customers. In order to meet these objectives, the compensation program is designed to be competitive with compensation programs provided by comparable businesses. For the water utility business, the comparison group consists of water and other utilities (the "utility comparison group") with comparable revenues as maintained in various databases, including the companies in the Edward Jones water utility group displayed on the performance graph. For the non-utility businesses, the comparison group consists of companies with comparable revenues and lines of business as maintained in various other databases (the "non-utility comparison group").


EXECUTIVE COMPENSATION PROGRAM

     Each year, the Compensation Committee, which is comprised entirely of outside directors, recommends to the Board of Directors compensation arrangements for officers, including the salary structure and salary grade assignments, individual salaries, annual and long-term incentive plan awards, performance standards for new awards, payouts from past awards, and the overall design of the executive compensation program.

     Aquarion's executive compensation program in 1996 consisted of three components: salary, annual incentive compensation and stock options.

     The primary comparison for CEO compensation is a select group of 13 investor-owned water utilities to which Aquarion compares its business performance. Since Aquarion is one of the largest companies in this group, the total compensation target is set in the third quartile.

     Salary ranges are set by periodic comparison to rates of pay for comparable positions within the utility industry for corporate and utility positions and the non-utility industries for non-utility positions. Individual salaries are generally considered for adjustment based on external salary levels, individual performance and potential, and/or changes in duties and responsibilities. Based on salary data compiled by outside consultants, officer salaries approximate the median of the salaries reported for comparable positions.

     Annual incentive compensation opportunities are targeted such that at targeted performance levels, salary plus annual incentive awards for corporate and water utility positions will be at or near the 50th percentile of companies within the utility industry, and for non-utility positions, at or near the 50th percentile within non-utility industries. Annual objectives are established, subject to Compensation Committee approval, for corporate, operating company and individual performance. Customer service performance is a criterion for every executive with earnings per share being the criterion for corporate performance and pre-tax profit being the criterion for operating company performance. The Chief Executive Officer's targeted award is based on corporate performance and customer service, while other officers' targets are allocated among corporate, operating company and individual objectives and customer service as appropriate. Targeted award levels also vary according to magnitude of responsibility, with incentive compensation constituting a potentially greater portion of the Chief Executive Officer's total annual compensation than it does for other officers.

     Aquarion's 1996 net income was below target due to a year-end charge to earnings related to the anticipated sale of the Company's environmental testing laboratory business, IEA. However, for the year, net income from Aquarion's continuing operations was $13.8 million, or $2.00 per share, versus $13.3 million, or $1.95 per share, in 1995. Since the charge to earnings was a nonrecurring item, and the Committee believed that important performance criteria for the CEO and other named executives were the improved results from continuing operations and the attainment of customer service goals, a performance bonus was granted to the named executive officers.

     Award opportunities under the stock option plan are targeted between 50th and 75th percentile utility industry levels for the corporate and utility positions and at the 50th percentile of general industry levels for non-utility positions (which levels are reflected in databases maintained by the Company's compensation consultants). The use of stock options is intended to encourage stock ownership by management and to further assure alignment of management's compensation with shareholder return. Option awards are determined each year based on the expected present value of long-term incentives, and are made independent of an executive's balance of unexercised options.

     In December 1993, the Internal Revenue Service adopted a regulation, applicable to publicly held corporations, which denies federal income tax deductions for compensation in excess of $1 million paid in a taxable year to any of its named executive officers. The Company does not anticipate that any of its executives will exceed this limit on deductible compensation.


CEO COMPENSATION - 1996

     Based on the advice of professional consultants independently employed by the Committee and coupled with its members' individual business judgments, the Compensation Committee reviewed and approved the level and form of compensation for the Chief Executive Officer in 1996.

     Mr. Schmidt received a salary of $215,000, effective October 1, 1995, as the new Chief Executive Officer of Aquarion, which was positioned within the first quartile among chief executives within the utility comparison group. The Committee recommended a 1996 annual incentive award of $77,400, based on performance factors described above. This positions his total cash in the third quartile. Mr. Schmidt also received a stock option grant in 1996 of 40,000 options. The grant is exercisable at a price equal to the market price of the stock on the date of grant.

                             Compensation Committee

                         G. Jackson Ratcliffe, Chairman
                             George W. Edwards, Jr.
                                Eugene D. Jones
                             Donald M. Halsted, Jr.
                                 John A. Urquhart


SHAREHOLDER RETURN PRESENTATION

     The following performance graph compares the yearly percentage change in the Company's cumulative total shareholder return on its Common Stock with the cumulative total return on the S&P 500 Index and the Edward Jones Water Utility Industry Return Comparison, which includes the Company, for the five years commencing 1992 and ended 1996. The Edward Jones Utility Industry peer group provides a broad array of companies that are similar to Aquarion's market capitalization. A majority of the Company's peer group uses the Edward Jones Water Utility Industry Return Comparison.

           FIVE YEAR CUMULATIVE TOTAL RETURN - S&P 500, EDWARD JONES
                     WATER UTILITY INDUSTRY, AND AQUARION


                             [GRAPH APPEARS HERE]

                 E.D. JONES            AQUARION                S&P 500
                 ----------            --------                -------

        12/91      100.0                100.0                   100.0
        12/92      110.7                109.0                   107.6
        12/93      126.2                132.1                   118.4
        12/94      117.6                118.9                   120.1
        12/95      147.9                135.3                   165.1
        12/96      180.8                157.8                   202.9





     The Peer Group consists of American Water Works Company, Inc., Aquarion Company, California Water Service Company, Connecticut Water Service, Inc., Consumers Water Company, Dominguez Services Corp., E'Town Corp., IWC Resources Corporation, Middlesex Water Company, Philadelphia Suburban Corporation, SJW Corp., Southern California Water Company, Southwest Water Company and United Water Resources.


                                 PROPOSAL NO. 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Price Waterhouse, 300 Atlantic Street, Stamford, Connecticut 06904, as its independent public accountants for 1997. In accordance with a resolution of the Board of Directors, this selection is being presented to shareholders for ratification at the Annual Meeting.

     The firm of Price Waterhouse has audited the financial statements of the Company annually since 1931. The Company has been advised that representatives of Price Waterhouse will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     If the appointment of Price Waterhouse is not approved by the shareholders, or Price Waterhouse ceases to act as the Company's independent accountants, or the Board of Directors removes Price Waterhouse as the Company's independent accountants, the Board will appoint other independent accountants. The engagement of new accountants for periods following the 1998 Annual Meeting will be subject to ratification by the shareholders at that meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                 PROPOSAL NO. 3

                    AMENDMENT OF STOCK INCENTIVE PLAN

DISCUSSION OF PROPOSED AMENDMENT

     The aggregate number of shares of Common Stock of the Company authorized for use under the incentive plan is 525,000 shares of stock. The Committee has awarded stock options to selected key employees charged with the responsibility of developing and implementing strategy for the Company's long-term growth and profitability and there remains for grant under the plan 72,501 shares of stock. The Board believes that these individuals should have meaningful incentives for the accomplishment of strategic objectives and that the financial prospects offered through such incentives should be closely tied to the success enjoyed by the Company's shareholders. Therefore, to foster an identity of interest between key employees and shareholders the continued use of stock options, which entail a greater number of shares than originally authorized, is contemplated both for present senior executives and for individuals who may become key employees in the future prior to the expiration of the incentive plan. The shares remaining for use under the incentive plan would be insufficient to maintain the current level of stock option grants for the balance of the incentive plan's term.

     In order to provide for sufficient flexibility in offering stock-based incentives which will accomplish the purposes of the incentive plan, the Board believes that it would be advisable and appropriate to increase the total number of shares authorized for use under the incentive plan to 825,000 shares, an increase of 300,000 shares from the level presently authorized. The Board has therefore approved and recommends to shareholders adoption of an amendment to
Section 3 of the incentive plan which section as amended would read in its entirety as follows:

        "3.  Shares Subject to the Plan

                 The aggregate number of shares of Stock which may be awarded under the Plan or subject to purchase by exercising an Option shall not exceed 825,000 shares. Such shares shall be made available either from authorized and unissued shares or shares held by the Company in its treasury. The Committee may, in its discretion, decide to award other shares issued by the Company that are convertible into Stock or make such shares subject to purchase by an Option, in which event the maximum number of shares of Stock into which such stock may be converted shall be used in applying the aggregate share limit under this Section 3 and all provisions of the Plan relating to Stock shall apply with full force and effect with respect to such convertible shares. Shares subject to Options or Rights which are cancelled, forfeited or expire unexercised, or shares subject to Rights payable in Stock which are paid in cash shall again become available for award under the Plan."

     The only change in Section 3, as it would be amended by the foregoing, is to increase the aggregate number of shares of Common Stock which may be awarded under the Plan to 825,000 shares.

     Adoption of proposal 3 will require the affirmative vote of the holders of a majority of the Common Stock voting on the proposal, provided that a majority of the outstanding shares of the Common Stock votes on the proposal. Abstentions and broker non-votes will not have an effect on the results.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO THE STOCK INCENTIVE PLAN.

OTHER TRANSACTIONS

     In connection with Mr. Schmidt's relocation to Connecticut, the Company made a loan to Mr. Schmidt on December 12, 1995, in the amount of $151,000 for the purpose of purchasing a residence in the Connecticut area. The loan, which was repaid on March 22, 1996, was interest free.


ANNUAL REPORT

     Beginning on March 20, 1997, the Company is mailing to its shareholders of record copies of its Annual Report for the year ended December 31, 1996. Such Report is not a part of the proxy materials.

     THE COMPANY WILL FURNISH TO ANY BENEFICIAL OWNER OF ITS COMMON STOCK UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE ADDRESSED TO CORPORATE COMMUNICATIONS, AQUARION COMPANY, 835 MAIN STREET, BRIDGEPORT, CONNECTICUT 06604.


                SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a shareholder intends to present at the 1998 Annual Meeting must be received at the Company's principal executive offices by November 19, 1997, to be included in the proxy statement and form of proxy relating to the meeting.



                                 OTHER MATTERS


OTHER BUSINESS

     Management knows of no other matters to be presented to the 1997 Annual Meeting of Shareholders. If any additional matters should be properly presented, it is the intention of the persons named in the proxy to vote with respect to such matters in accordance with their best judgment.

                                            By Order of the Board of Directors


                                            Larry L. Bingaman
                                            Secretary

                       [LOGO] PRINTED ON RECYCLED PAPER.

AQUARION COMPANY                                        COMMON STOCK PROXY

ANNUAL MEETING OF SHAREHOLDERS - APRIL 22, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Donald M. Halsted, Jr., Jack E. McGregor and Janet D. Greenwood, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock of Aquarion Company owned by the undersigned at the Annual Meeting of Shareholders to be held in the Multi-Purpose Room (Second Floor), People's Bank, Bridgeport Center, 850 Main Street, Bridgeport, Connecticut, on April 22, 1997, or any adjournment thereof, upon such business as may properly come before the meeting, including the following items, as set forth in the Notice of Meeting and Proxy Statement.

1. Election of Class III Directors

2. Ratification of selection of independent public accountants

3. Amendment of the Company's Stock Incentive Plan to increase the total shares of Common Stock available for awards.

     The shares represented hereby will be voted in accordance with the directions given by the shareholder. If not otherwise directed, the shares represented by this proxy will be voted for Proposals 1, 2 and 3.

                 (Continued and to be signed, on reverse side)


                           - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1,2 AND 3:

Please mark
your votes as   [X]
indicated in
this example

1. Election of Class III Directors

   NOMINEES:  George W. Edwards, Jr., G. Jackson Ratcliff and Richard K. Schmidt

     FOR   WITHHOLD   (To withhold authority to vote for any individual nominee, write that nominee's name on space provided below.)

                       --------------------------------------------------

2. Ratification of selection of Price Waterhouse as independent public accountants.

     FOR   AGAINST   ABSTAIN


3. Amendment of the Company's Stock Incentive Plan to increase the total shares of Common Stock available for awards.

     FOR   AGAINST   ABSTAIN


I plan to attend the meeting. [_]

Dated:______________________________, 1997

__________________________________________
         Signature of shareholder

__________________________________________
         Signature (if held jointly)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, date, sign and return promptly in the enclosed envelope, which requires no postage if mailed in the U.S.A. When signing as attorney, executor, trustee or guardian or in other representative capacities, please give full title as such.

                           - FOLD AND DETACH HERE -


                               AQUARION COMPANY

                        ANNUAL MEETING OF SHAREHOLDERS
                            TUESDAY, APRIL 22, 1997
                                   9:30 A.M.


                                 People's Bank
                                850 Main Street
                         Multi-Purpose Room-2nd Floor
                         Bridgeport, Connecticut 06601

IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE CHECK THE ABOVE BOX.